Exhibit 10.48

Description of the Compensation of
ITT Educational Services, Inc.’s
President and Chief Operating Officer

On April 26, 2005, Kevin M. Modany was elected President and Chief Operating Officer of the Registrant by its Board of Directors, effective April 26, 2005.  Under the terms of his employment arrangement with the Registrant, Mr. Modany will receive a base salary payable at an annual rate of $310,000.  Mr. Modany was also granted a stock option as of May 4, 2005 to purchase 12,000 shares of the Registrant’s common stock at a price equal to the fair market value of the stock at the close of business on May 3, 2005. The option will vest in three equal annual installments beginning one year from the date of grant and will expire on the seventh anniversary date of the grant. Mr. Modany will continue his participation in the Registrant’s 2005 Executive Bonus Parameters disclosed in the Registrant’s current report on Form 8-K dated January 25, 2005 and incorporated herein by reference.

In his new position, Mr. Modany will also have the use of a leased car, an allowance to be used for tax return preparation and financial planning, and tickets to sporting, theater and other events.